Exhibit (p)(14)
 CODE OF ETHICS

Clarkston Capital Partners, LLC

GENERAL
Clarkston Capital Partners, LLC (“CCP”) is committed to establishing a reputation of integrity and professionalism. That reputation is built on the foundation of a duty to deal fairly with and act in the best interest of CCPs clients and the duty of CCPs personnel to place the interests of the company’s clients ahead of their own. Accordingly, Access Persons must avoid activities, interests and relationships that run contrary (or appear to run contrary) to the best interests of clients.

At all times, the Company shall:

•	Place client interests ahead of the Company’s – As a fiduciary, the Company will serve in its clients’ best interests. In other words, Access Persons may not benefit at the expense of advisory clients. This concept is particularly relevant when Access Persons are making personal investments in securities traded by advisory clients.
•	Engage in personal investing that is in full compliance with the Company’s Code of Ethics – Access Persons must review and abide by the Company’s Personal Securities Transaction and Insider Trading Policies.
•	Avoid taking advantage of your position – Access Persons must not accept investment opportunities, gifts or other gratuities from individuals seeking to conduct business with the Company, or on behalf of an advisory client, unless in compliance with the Gift Policy below.
•	Maintain full compliance with Federal Securities Laws – Access Persons must abide by the standards set forth in Rule 204A-1 under the Investment Advisers Act [17j-1].

The following Code of Ethics (the “Code”) of Clarkston Capital Partners, LLC (“CCP”) was established to assist personnel of CCP as they strive to conduct themselves in a manner that will instill confidence and trust in the company’s clients. The Code is designed to (i) govern the personal securities activities of Access; (ii) prevent Access Persons from engaging fraud; and (iii) require CCP to use reasonable diligence and institute procedures reasonably necessary to prevent violations of the Code.

All Access Persons must annually certify that they have read, understood, and complied with the Code of Ethics and that the Access Person has made all of the reports required by the Code and has not engaged in any prohibited conduct. The CCO shall maintain records of these certifications of compliance.

As discussed in greater detail below, Access Persons must promptly report any violations of the Code of Ethics to the CCO. All reported Code of Ethics violations will be treated on an anonymous basis.

Any questions with respect to the Company’s Code of Ethics should be directed to the Chief Compliance Officer (“CCO”).

APPLICABILITY
General
This Code applies to all Employees and all Access Persons of CCP and the [Clarkston Funds] (the “Clarkston Funds”).

Certain Exceptions
Non-Interested Trustees of a Fund Advised for Which CCP Provides Investment Advice
This code applies to Non-Interested Trustees, except with respect to the provisions regarding pre-clearance of personal securities transactions and providing quarterly transaction reports and/or brokerage statements and confirmations. This exception does not apply if the Non-Interested Trustee knew, or should have known as a result of fulfilling his or her official duties as Trustee of a fund advised by CCP, that a CCP fund purchased or sold, or was actively considering for purchase or sale, the same security during the 15-day period immediately preceding the date of such personal securities transaction.

In addition to the exceptions above, the following provisions of the Code do not apply to Non-Interested Trustees who are Access Persons solely because they are Trustees of a fund advised by CCP:
•	Reporting initial, quarterly and annual disclosure of personal securities holdings;
•	Restrictions relating to black-out periods, short-term trading, investments in limited offerings and initial public offerings; and
•	Restrictions regarding service as a director of a publicly traded or privately held company.

Interested Trustees
This code applies to Interested Trustees. Interested Trustees are not allowed the exceptions provided to Non-Interested Trustees. As such, they are required to comply with provisions with respect to pre-clearance of personal securities transactions and providing brokerage statements and confirmations involving Covered Securities. However, Interested Trustees that are subject to a Code of Ethics that complies with 17j-1 and includes similar provisions to those included in this Code, may be exempt from the provisions of this Code. The CCO will authorize such exemptions.

Outside Members of CCP
Outside Members of CCP shall not be subject to the provisions of this Code if they complete the Certification by Members of Clarkston Capital Partners at the time of receiving this Code and at least annually thereafter. However, Outside Members shall be required to comply with all provisions of this code with respect to personal securities transactions and reporting for any transactions involving a Covered Security if such director, at the time of the personal securities transaction, knew, or should have known as a result of fulfilling his or her official duties as a director of CCP, that an Advisory Client of CCP purchased or sold, or was actively considering for purchase or sale, the same security during the 15-day period immediately preceding the date of such personal securities transaction.

DEFINITIONS
Access Person means any director, officer, partner or Employee of CCP or the Clarkston Funds, and any other person designated as such by the CCO, or his or her designee. The term “Access Person” does not include any person who is subject to securities transaction reporting requirements of a code of ethics adopted by an administrator, transfer agent or principal underwriter which contains provisions that are substantially similar to those in this Code and which is also in compliance with Rule 17j-1 of the 1940 Act and Section 15(f) of the 1934 Act, as applicable. Any uncertainty as to whether tan individual is an Access Person should be brought to the attention of the CCO, or his or her designee. Such questions will be resolved in accordance with, and this definition shall be subject to, the definitions of “Access Person” found in Rule 17j-1 of the 1940 Act

Advisory Client means any client, including investment companies, private funds and managed account for which CCP serves as an investment manager or sub-adviser, renders investment advice, makes investment decisions or places orders through its trading department.

Beneficial Ownership shall be interpreted by reference to Rule 16a-1(a)(2) under the 1934 Act, except that the determination of direct or indirect beneficial ownership for purposes of this Code must be made with respect to all securities that an Employee or Access Person has or acquires. As a general matter, a person has Beneficial Ownership in a security if the person, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares a direct or indirect Pecuniary Interest in the security.

Certification by Members of Clarkston Capital Partners means a certification provided by certain Members of CCP in order to obtain an exemption from provisions of this Code. The certification is included as Exhibit A to this Code.

Chief Compliance Officer (“CCO”) means the Chief Compliance Officer per rule 206(4)-7 of the Investment Advisers Act of 1940 (the “1940 Act”). The Company has designated Sam Gianino as its Chief Compliance Officer. Mr. Gianino has designated David Rumph/Kevin Kuhl as the CCO Designee.

Covered Security means any stock, bond, future, investment contract, shares of closed-end funds, shares of open-end mutual funds for which CCP is the investment advisor or subadvisor, exchange traded funds, or any other instrument that is considered a “security” of the 1940 Act. Covered Security is a broad term that also includes items not normally thought of as “securities”, including; options on securities, indexes and currencies; limited partnership interests: municipal securities; interests in private investment funds, hedge funds or investment clubs; or any right to acquire any security such as a warrant or convertible. In addition, purchases and sale transactions in any 401(k) plan, excluding allocation changes or payroll deduction changes, are considered transactions in Covered Securities.

The term Covered Security does not include direct obligations of the Government of the United States, money market instruments (including bankers acceptances, bank certificates of deposit, commercial paper and repurchase agreements), shares of open-end investment companies registered under the 1940 Act that are not advised or subadvised by CCP, or units in 529 College Savings Plans.

De Minimis Trade means a personal trade in a transaction involving no more than $50,000 of (1) a common stock then listed on the S&P 500® Index or (2) an interest in an Exchange Traded Fund. If, however, during any two consecutive calendar quarters, aggregate purchase or sale transactions by an Access Person in shares of the same issuer exceed the cumulative value of $100,000, a subsequent transaction in the issuer’s securities shall no longer be considered a De Minimis Trade.

Employee means each employee of CCP who is compensated through either of W-2 wages or “guaranteed payments”, as defined by the Internal Revenue Code.

Immediate Family includes ay child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law and sister-in-law of an Associated Person. Immediate Family includes adoptive relationships and any other relationships (whether or not recognized by law) which the CCO determines could lead to possible conflicts of interest or appearance of impropriety which the Code is intended to prevent.

Interested Trustee is any person who is an “interested person” as defined in the 1940 Act, except for those who are “interested persons” of a fund advised by CCP solely by reason of being a member of the Board of Trustees or an advisory board of such fund or as an owner of its securities.

Initial Public Offering means an offering of securities registered under the Securities Act of 1933, as amended (the “1933 Act”), the issuer of which, immediately before the registration, was not subject to the reporting requirements of Section 13 or Section 15(d) of the 1934 Act.

Investment Personnel means any employee of CCP who, in connection with his or her regular functions or duties, makes or participates in making recommendations regarding the purchase or sale of securities and who obtains information regarding recommendations regarding the purchase or sale of securities.

Limited Offering (also Private Offering) means an offering that is exempt from registration under the 1933 Act pursuant to Section 4(2) or Section 4(6) thereof, or pursuant to Regulation D thereunder.

Non-Interested Trustee is any person who is an Access Person by virtue of being a trustee of a fund advised by CCP, but who is not an “interested person” (as defined by the 1940 Act) of the fund. To clarify, for purposes of this Code, a Non-Interested Trustee shall include a trustee of a fund advised by CCP who is not also a director, trustee, officer, partner or employee or controlling person of a CCP fund’s investment adviser, sub-adviser, administrator, custodian, transfer agent or distributor.

Outside Member of CCP means any member of CCP, LLC who are not also Employees of CCP.

Pecuniary Interest in a security generally means the opportunity, directly, or indirectly, to profit or share in any profit derived from a transaction in the securities. A person is refutably deemed to have an “indirect pecuniary interest” in any securities held by members of the person’s Immediate Family. An indirect pecuniary interest also includes, among other things: a general partner’s proportionate interest in the portfolio securities held by a general or limited partnerhip; a performance-related fee, other than an asset-based fee, received by any broker, dealer, bank, insurance company, investment company, investment adviser, investment manager, trustee or person or entity performing a similar function; a person’s right to dividends that is separated or separable from the underlying securities; a person’s interest in securities held by certain trusts; and a person’s right to acquire equity securities through the exercise or conversion of any derivative security1 whether or not or not presently exercisable. For purposes of the Code, a person who is a shareholder of a corporation or similar entity is not deemed to have a pecuniary interest in portfolio securities held by the corporation or entity, so long as the shareholder is not a controlling shareholder of the corporation or the entity and does not have or share investment control over the corporation’s or the entity’s portfolio.

INSIDER TRADING
Access Persons are prohibited from trading, either personally or on behalf of others (including advisory clients), on material, nonpublic information or communicating material, nonpublic information to others in violation of the law. This conduct is commonly known as “insider trading”. The receipt of material nonpublic information may also be characterized as “selective disclosure”. The following policy is applicable to activities within and outside of activities conducted as investment advisers.

Insider Trading Defined
The term “insider trading” is generally used to refer to the use of material, nonpublic information to trade in securities (whether or not one is an “insider”) or to communicate material nonpublic information to others. Specifically, it is generally understood that the law prohibits:

•	Trading by an insider while in possession of material nonpublic information; or
•	Trading by a non-insider while in possession of material nonpublic information, where the information either was disclosed to the non-insider in violation of an insider’s duty to keep it confidential or was misappropriated;
•	Communicating material non-public information to others in breach of a fiduciary duty; or
•	Providing substantial assistance to someone who is engaged in any of the above activities.

Who Is Covered by the Insider Trading Policy?
This policy covers all of CCP’s Access Persons as well as all transactions in any securities participated in by family members, trusts or corporations directly or indirectly controlled by such persons. In addition, the policy applies to transactions engaged in by corporations in which the Access Person is an officer, director or 10% or greater stockholder and a partnership of which the Access Person is a partner unless such person has no direct or indirect control over the partnership. Finally, a person can be a “temporary insider” if he or she enters into a confidential relationship in the conduct of CCPs affairs and as a result is given access to information solely for the company’s purposes. A temporary insider may include, among others, a company’s attorneys, accountants, consultants, bank lending officers and the employees of such organizations. The company must expect the outsider to keep the disclosed nonpublic information confidential, and the relationship must at least imply such a duty before the outsider will be considered an insider.

[1]
Derivative security is generally defined as any option, warrant, convertible security, stock appreciate right, or similar right with an exercise or conversion privilege at a price related to an equity security, or similar securities with, or value derived from, the value of an equity security.

Material Information
Individuals may not be held liable for trading on inside information unless the information is material. “Material information” is generally defined as information for which there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions, or information that is reasonably certain to have a substantial effect on the price of a company’s securities. It need not be important that it would have changed the investor’s decision to buy or sell.

Material information often relates to a company’s results of operations including, for example, dividend changes, earnings results, changes in earnings forecasts, unusual significant gains or losses or charges, significant merger or acquisition proposals or agreements, corporate actions and recapitalizations, major litigation, liquidation problems and extraordinary management developments.

Information provided by a company could be material because of its expected effect on a particular class of a company’s securities, all of the company’s securities, the securities of another company, or the securities of several companies. The misuse of material non-public information applies to all types of securities, including equity, debt, commercial paper, government securities and options. Material information also may relate to the market for a company’s securities. Information about a significant order to purchase or sell securities may, in some contexts, be deemed material.

Material information does not have to relate to a company’s business. For example, material information about the contents of an upcoming newspaper column may affect the price of a security, and therefore considered material.

Non-Public Information
In order for issues concerning insider trading to arise, information must not only be material, but also non-public. Information is considered nonpublic until it has been effectively disseminated broadly to the general public in a manner that is designed to reach investors. For example, information found in a publicly-available filing with the SEC or appearing in publications with general circulation, such as the Wall Street Journal, Dow Jones or Reuters, would be considered public. The information must not only be publicly disclosed, there must be adequate time for the public to receive and digest the information. Lastly, non-public information does not change to public information solely by selective dissemination.

Access Persons must be aware that even when there is no expectation of confidentiality, a person may become an insider upon receiving material, non-public information. Whether the “tip” made to the Access Person makes such person a “tipee” depends on whether the corporate insider expects to benefit personally, either directly or indirectly, from the disclosure. “Benefit” is not limited to a present or future monetary gain; it could be a reputational benefit or an expectation of a quid pro quo from the recipient by a gift of the information. Access Persons may also become insiders or “tippees” if they obtain material, non-public information by happenstance, at social gatherings, by overhearing conversations, etc.

Tender Offers
Tender offers represent a particular concern in the law of insider trading for two reasons. First, tender offer activity often produces extraordinary gyrations in the price of the target company’s securities. Trading during this time period is more likely to attract regulatory attention (and produces a disproportionate percentage of insider trading cases). Second, the SEC has adopted a rule which expressly forbids trading and “tipping” while in possession of material, nonpublic information regarding a tender offer received from the tender offeror, the target company or anyone acting on behalf of either. Employees should exercise particular caution any time they become aware of nonpublic information relating to a tender offer.

Selective Disclosure
Selective disclosure occurs when an issuer of publicly traded securities, or person acting on its behalf, discloses material nonpublic information to securities industry professionals, investors, and certain other persons (including portfolio managers and securities analysts) who would reasonably be expected to trade or provide trading advice on the basis of the information. In the event of such occurrence, the issuer must also make public disclosure of that information. The timing of the required public disclosure depends on whether the selective disclosure was intentional or unintentional, which may include immediate or prompt disclosure.

Issuer selective disclosure bears a close resemblance to insider trading since a few individuals gain an informational edge, and the ability to use that edge to profit, from their superior access to information, rather than from their skill, acumen or diligence. Likewise, selective disclosure has an adverse impact on market integrity by causing investors to lose confidence in the fairness of the markets when they know that other participants may exploit “unerodable informational advantage” derived not from hard work or insights, but their access to insiders. There is also a danger that corporate management will treat material information as a commodity to be used to gain or maintain favor with particular analysts or investors. Employees should exercise particular caution any time they speak privately with senior management of an issuer or its public relations professionals to make sure they are not obtaining material, nonpublic information. Employees may not sign confidentiality agreements with issuers without the prior review and approval of the CCO as they may be an indication of material, nonpublic information.

In addition, Access Persons must never disclose the composition of client portfolios, including with respect to mutual funds advised by CCP, to outside third-parties unless:

1.	The information is otherwise publicly available; or

2.	Directed to do so by the client pursuant to fully-disclosed selective disclosure practices specific to the client and with the approval of the CCO.

Federal securities laws may specifically prohibit the dissemination of such information and doing so may be construed as a violation of the Company’s fiduciary duty to clients. Selectively disclosing the portfolio holdings of a client’s portfolio to certain investors or outside parties may also be viewed as the Company engaging in a practice of favoritism. All inquiries that are received by Access Persons to disclose portfolio holdings must be immediately reported to the CCO.

Front Running
“Front running” and “scalping” refer to the buying or selling of securities in a personal trading account, prior to clients, in order to benefit from any price movement that may be caused by client transactions or the Company’s recommendations regarding the security. It also includes buying or selling options, rights, warrants, futures contracts, convertible securities or other securities that are related to a security in which clients may affect transactions or which the Company may make recommendations. The Company strictly prohibits these practices.

Sanctions
Trading securities while in possession of material, nonpublic information or improperly communicating that information to others may result in stringent penalties, including criminal sanctions such as a fine and/or imprisonment. The Securities and Exchange Commission can also recover profits gained or losses avoided through such trading activities, may impose a penalty up to three times the illicit windfall and may seek an order permanently barring persons from the securities industry. Finally, you may be sued by investors seeking to recover damages for insider trading violations.

To protect yourself, our clients and CCP, you should contact the CCO immediately if you believe that you may have received material, nonpublic information or if you should have any questions with respect to the information in this Code.

PERSONAL SECURITIES TRANSACTIONS
Trading Restrictions
1.	No Transactions with Clients
No Access Person shall knowingly sell to, or purchase from, an Advisory Client any security or other property except securities issued by that client.

2.	No Conflicting Transactions
No Access Person or their Immediate Family shall purchase or sell, directly or indirectly, any Covered Security in which such person has, or by reason of such transaction acquires, any direct or indirect Beneficial Ownership interest (other than shares of an open-end fund advised or sub-advised by CCP) that the person knows or has reason to believe is being purchased or sold or actively considered for purchase or sale by a client, until the client’s transactions have been completed or consideration of such transactions has been abandoned. A purchase or sale of a security is being “actively considered” (a) when a recommendation to purchase or sell has been made for an Advisory Client and is pending, or (b) with respect to the person making the recommendation, when that person is seriously considering making the recommendation.

Except with respect to De Minimis Trades, a personal securities transaction shall not be executed until the sixth business day following the completion of any transaction for an Advisory Client.

3.	Initial Public Offerings
Except in a transaction exempted by the “Exempted Transactions” section of this Code, no Associated Person may acquire, directly or indirectly, Beneficial Ownership in any securities in an Initial Public Offering without first obtaining pre clearance from the CCO. The Company’s CCO must obtain approval from the Chief Investment Officer and Director of Research.. (As noted elsewhere in this Code, this provision does not apply to Non-Interested Trustees or Interested Trustees who are not also Investment Personnel.)

4.	Limited or Private Offerings
Except in a transaction exempted by the “Exempted Transactions” section of this Code, no Access Person may acquire, directly or indirectly, Beneficial Ownership in any securities in a Limited or Private Offering without first obtaining pre clearance from the CCO. The Company’s CCO must obtain approval from the Operating Committee to ensure that there is no reasonably foreseeable interest in purchasing such securities in a client account. If authorized, Access Persons are required to disclose their investment when they play a part in any client’s subsequent consideration of an investment in the issuer. (As noted elsewhere in the Code, this provision does not apply to Non-Interested Trustees or Interested Trustees who are not also Investment Personnel.)

5.	Margin Accounts
Access Persons are prohibited from purchasing securities on margin, unless pre-cleared by the CCO.

6.	Short-term Trading
No Access Person shall purchase and sell, or sell and purchase, the same Covered Security in which such Access Person has a Beneficial Ownership interest within 30 calendar days. The 30 calendar days will be calculated from the date of the most recent transaction under “last-in-first-out” methodology. Any profit realized from a trade in violation of this provision shall be paid to CCP which shall, in turn, donate the amount to a charitable organization. Access Persons are responsible for ensuring that the 20-day rule is observed when pre-clearance requests are made.
This short term trading provision does not apply to the items described as “Exempted Transactions” in the Preclearance section below.

Reporting
1.	Initial Disclosure
When each Access Person begins employment with CCP, such person must within 10 days disclose all investment brokerage accounts and Covered Securities in which he or she has a Beneficial Ownership interest, if any. Such disclosure must contain the following information and be current as of a date no more than 30 days prior to the date the person became an Access Person:

•	The title, exchange ticker symbol or CUSIP number, type of security, number of shares and principal amount of each Covered Security in which the Access Person had any direct or indirect beneficial ownership when the person becomes an Access Person;
•	The name of any broker, dealer or bank with whom the Access Person maintained an account in which any securities were held for the direct or indirect benefit of the Access Person; and
•	The date that the report is submitted by the Access Person.

In addition, an Access Person must notify the Compliance Department in writing within 10 days of opening a new investment or brokerage account in which the Access Person has a Beneficial Ownership interest.

2.	Quarterly Transaction Reports
Each Access Person and Unaffiliated Trustee shall report all personal transactions in Covered Securities in which such person has a Beneficial Ownership interest during a quarter to the CCO no later than 30 days after the end of the calendar quarter. Quarterly transaction reports shall include the following information for each individual transaction:

•	The date of the transaction, the title, the exchange ticker symbol, CUSIP number, the interest rate and the maturity date (if applicable), the number of shares and the principal amount of each security;
•	The nature of the transaction (ie. purchase, sale or other type of acquisition or disposition);
•	The price of the security at which the transaction was effected,
•	The name of the broker, dealer or bank with or through which the transaction was effected; and
•	The date that the report is submitted by the Access Person.

Note that the above requirements are not applicable to transactions for which the Access Person has arranged for the CCO to receive transaction details and account statements directly from any broker, dealer or bank that effects such transactions.

3.	Annual Holdings Reports
On an annual basis, Access Persons are required to provide certain information which must be current as of a date no more than 45 days before the report is submitted. Annual reports shall be submitted to the CCO no later than 30 days after the end of the calendar year and shall include the same information required for the initial holdings disclosure as detailed in 1. above.

4.	Certificate of Compliance
All Access Persons are required to certify annually that he or she has received a copy of the Code, has read and understood the Code and acknowledges that he or she is subject to it. Further, each Access Person is required to certify annually that he or she has complied with all the requirements of the Code and that he or she has disclosed or reported all personal securities transactions, holdings and accounts required to be disclosed or reported pursuant to the requirements of the Code. The CCO shall maintain records of these certificates of completion.

5.	Reporting to Fund Board
Annual Reports
An annual written report shall be provided to the Board of Trustees of any mutual fund advised by CCP. At minimum, such report shall: (a) summarize the existing Code procedures concerning personal investing and any changes in the Code and its procedures made during the year, (b) describe any issues arising under the Code since the last report to the Board, including, but not limited to, information about material violations and sanctions imposed in response to such violations, (c) certify to the Board that CCP and the applicable funds have adopted procedures reasonably necessary to prevent Access Persons from violating the Code, and (d) identify any recommended material changes in existing restrictions and procedures.

Quarterly Reports
At each quarterly meeting of a Board of Trustees of any mutual fund advised by CCP, CCP shall report to the Board concerning:
•	Any transaction that appears to evidence a possible violation of this Code;
•	Apparent violations of the reporting requirements of this Code;
•	Any securities transactions that occurred during the prior quarter that may have been inconsistent with the provisions of the codes of ethics adopted by a Fund’s sub-advisor or principal underwriter; and
•	Any significant remedial action taken in response to such violations described in paragraph c. above.

6.	Confidentiality
All holdings and transaction reports will be held strictly confidential, except to the extent necessary to implement and enforce the provisions of the code or to comply with requests for information from government agencies.

Purchase and Sale of Securities
1.	Preclearance
General Requirement
All purchases or sales of a Covered Security in which an Access Person, or a member of his or her Immediate Family, has or will have a Beneficial Ownership interest must be pre-cleared with the CCO (or his or her designee). In addition, all trades in shares of a mutual fund advised by CCP in which any Access Person, or a member of his or her Immediate Family, has or will have a Beneficial Ownership interest must be pre-cleared with the CCO.

Exempt Transactions
The following transactions are exempt from the pre-clearance requirements:
•	Purchases or sales effected in any account over which the Access Person has no direct or indirect influence or control, including discretionary accounts;
•	Purchases which are part of an automatic investment plan, including dividend reinvestment plans and payroll deduction plans.
•	Sales that are part of an automatic withdrawal plan, including loans, withdrawals and distributions from 401(k) plans;
•	Purchases or sales that are non-volitional;
•	Purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and sales of rights so acquired;
•	Transactions in collective funds or common trust funds;
•	Acquisition of securities through stock dividends, dividend reinvestments, stock splits, reverse stock splits, mergers, consolidations, spin-offs, and other similar corporate reorganizations or distributions generally applicable to all holders of the same class of securities
•	Certain closed-end index funds; and
•	Unit investment trusts.

Requests for Trade Authorization
Prior to entering an order for a personal trade that requires pre-clearance, an Access Person must complete a written or electronic request for pre-clearance and provide the following information:

•	Name and symbol of the security;
•	Maximum quantity to be purchased or sold;
•	Name of broker effecting the transaction; and
•	Type of transaction (ie. buy, sell, exchange, etc)

The request must be submitted to the CCO or his or her designee. After receiving the written or electronic request, the CCO will, as appropriate, (a) review the information, (b) except with respect to De Minimis Trades, independently confirm whether there are any pending or unexecuted orders to purchase or sell the Covered Securities by an Advisory Client, and (c) as soon as reasonably practicable, determine whether to authorize the proposed transaction. De Minimis Trades will be authorized without regard to the existence of any pending or unexecuted orders to purchase or sell that same Covered Security by an Advisory Client or the execution of any Advisory Client’s trade in that same Covered Security within seven (7) calendar days before the requested De Minimis trade.

No order for a securities transaction for which pre-clearance authorization is required may be placed prior to the receipt of written or electronic authorization of the transaction by the CCO, or his or her designee. Verbal approvals are not permitted and may not be relied upon.

Representation
Each time an Access Person makes a pre-clearance request, the Access Person shall be deemed to be making the following representations and warranties:

•	He/she does not possess any material non-public information regarding the issuer of the security;
•	To his/her knowledge, there are no pending trades in the security by an Advisory Client;
•	To his/her knowledge, the security is not being actively considered for purchase or sale by an Advisory Client;
•	If he/she is a portfolio manager or person linked to a portfolio manager, none of the accounts managed by him/her has purchased or sold the security within the past 7 calendar days; and
•	He/she has read the Code within the prior 12 months and believes the proposed trade fully complies with the requirements of the Code.

Duration of Pre-Clearance Approval
Personal trades should be placed promptly after receipt of the pre-clearance approval so as to minimize the risk of potential conflict arising from a client trade in the same security being placed after the pre-clearance is given. The pre-clearance approval will expire at the open of business on the next trading day after authorization is received. The Access Person is required to renew such pre-clearance if the pre-cleared trade is not completed before the approval expires.

OTHER RESTRICTED AND/OR PROHIBITED ACTIVITIESConflicts of Interest
The Company has an affirmative duty of care, loyalty, honesty, and good faith to act in the best interest of its clients. Employees must refrain from engaging in any activity or having a personal interest that presents a “conflict of interest.” A conflict of interest may arise if the Employee’s personal interest interferes, or appears to interfere, with the interests of the Company or its clients. A conflict of interest can arise whenever an Employee takes action or has an interest that makes it difficult for him/her to perform his/her duties and responsibilities at the Company honestly, objectively and effectively.

While it is impossible to describe all of the possible circumstances under which a conflict of interest may arise, below are situations that most likely could result in a conflict of interest and that are prohibited under this Code:

•	Employees may not favor the interest of one client over another client (e.g. larger accounts over smaller accounts, accounts compensated by performance fees over accounts not so compensated, accounts in which employees have made material personal investments, accounts of close friends or relatives of Access Persons). This kind of favoritism would constitute a breach of fiduciary duty.
•	Employees are prohibited from using knowledge about pending or currently considered securities transactions for clients to profit personally, directly or indirectly, as a result of such transactions, including by purchasing or selling such securities.

Employees are prohibited from recommending, implementing or considering any securities transaction for a client without having disclosed any material beneficial ownership, business or personal relationship, or other material interest in the issuer or its affiliates, to the CCO. If the CCO deems the disclosed interest to present a material conflict, the investment personnel may not participate in any decision-making process regarding the securities of that issuer.

Gifts and Entertainment
Accepting Gifts
Access Persons should not accept excessive gifts, entertainment or favors from current or prospective clients or vendors. Access Persons may not accept a gift of cash or a cash equivalent in any amount. Other gifts of a nominal value2, customary business meals, entertainment and promotional items, may be accepted. Any gifts received in excess of a nominal value must be reported to the CCO immediately upon receipt. The CCO reserves the right to require that any such gift be declined, returned or donated to charity if such decline, return or donation is appropriate under the circumstances.

Solicitation of Gifts
Access Persons may not solicit gifts or gratuities.

Giving Gifts
Access Persons may not give gift(s) in an aggregate value in excess of $100 per year to any person associated with any securities or financial organization, including exchanges, FINRA member organizations, commodity firms, news media or clients.

Bribes and kickbacks are criminal acts, strictly prohibited by law. Access Persons must not offer, give, solicit or receive any form of bribe or kickback.

Political and Charitable Contributions
In accordance with Rule 206(4)-5 under the 1940 Act, the following shall be considered unlawful:

•	For CCP to receive compensation for providing advisory services to a government entity for a two-year period after CCP or Access Persons make political contribution to a public official of a government entity, or candidate for such office, who is or will be in a position to influence the award of advisory business;
•	For CCP or Access Persons to solicit or coordinate contributions from others (commonly referred to as “bundling”) for officials of a government entity for which CCP seeks to provide advisory services. CCP and Access Persons are also prohibited from the solicitation and coordination of payments to political parties in the state or locality where the Company is seeking business.

[2]	Nominal value means gifts whose reasonable aggregate value is no more than $100 per year.

•	For CCP or Access Persons to make payments to third parties to solicit government clients unless that third party is an SEC-registered investment adviser or broker-dealer subject to the restrictions under Rule 206(4)-5 under the 1940 Act.

Confidentiality
Access Persons shall respect the confidentiality of information acquired in the course of their work and shall not disclose such information, except when they believe they are authorized or legally obliged to disclose the information. They may not use confidential information acquired in the course of their work for their personal advantage. Access Persons must keep all information about clients (including former clients) in strict confidence, including the client’s identity (unless the client consents), the client’s financial circumstances, the client’s security holdings, and advice furnished to the client by the Company. In addition, all employees, including agents and consultants, will be required to sign a confidentiality agreement at the time they are hired which carries an obligation to maintain strict confidentiality, even after the employee, agent or consultants employment and/or engagement is terminated.

Service on a Board of Directors
Access Persons shall not serve as a member of the board of directors or trustees of any publicly traded companies without the prior authorization of the CCO. Any such approval may only be made if it is determined that such board service will be consistent with the interests of the clients and of the CCP, and that such person serving as a director will be isolated from those making investment decisions with respect to such company by appropriate procedures. A director of a private company may be required to resign, either immediately or at the end of the current term, if the company goes public during his or her term as director.

COMPLIANCE OFFICER DUTIES
Training and Education
The CCO shall be responsible for training and educating Access Persons regarding the code. Training will occur periodically as needed and all Access Persons are required to attend any applicable training sessions or read any applicable materials.

Recordkeeping
The CCO shall ensure that the Company maintains the following records in a readily accessible place:

•	A copy of each Code of Ethics that has been in effect at any time during the past five years;
•	A record of any violation of the Code and any action taken as a result of such violation for five years from the end of the fiscal year in which the violation occurred;
•	A record of all written acknowledgements of receipt of the Code and amendments for each person who is currently, or within the past five years was, a Supervised Person. These records must be kept for five years after the individual ceases to be a Supervised Person of the Company;

•	Holdings and transactions reports made pursuant to the Code, including any brokerage confirmation and account statements made in lieu of these reports;
•	A list of the names of persons who are currently, or within the past five years were, Access Persons;
•	A record of any decision and supporting reasons for approving the acquisition of securities by Access Persons in initial public offerings and limited offerings for at least five years after the end of the fiscal year in which approval was granted;
•	A record of any decisions that grant employees or Access Persons a waiver from or exception to the Code.

Annual Review
The CCO shall review at least annually the adequacy of the Code of Ethics and the effectiveness of its implementation.

EXEMPTIONS, VIOLATIONS AND SANCTIONS
Case-by-Case Exemptions
Because no written policy can provide for every possible contingency, the CCO may consider granting additional exemptions from all prohibitions on a case-by-case basis. Any request for such consideration must be submitted to the CCO in writing. Exceptions will only be granted in those cases in which the CCO determines that granting the request will not create any potential, apparent or actual conflicts of interest.

Reporting Violations
All Access Persons must report violations of the Code promptly to the CCO. If the CCO is involved in the violation or is unreachable, Access Persons may report directly to the Company's Management. All reports of violations will be treated confidentially to the extent permitted by law and investigated promptly and appropriately. Persons may report violations of the Code on an anonymous basis. Examples of violations that must be reported are (but are not limited to):

•	noncompliance with applicable laws, rules, and regulations;
•	fraud or illegal acts involving any aspect of the Company’s business;
•	material misstatements in regulatory filings, internal books and records, clients records or reports;
•	activity that is harmful to clients, including fund shareholders; and deviations from required controls and procedures that safeguard clients and the Company.

No retribution will be taken against a person for reporting, in good faith, a violation or suspected violation of this Code of Ethics.

Retaliation against an individual who reports a violation is prohibited and constitutes a further violation of the Code.

Sanctions
Any violations discovered by,or reported to, the CCO shall be reviewed and investigated promptly, and reported to the supervisor of such Employee. Such report shall include the corrective action taken and any recommendation for disciplinary action deemed appropriate by the CCO. Such recommendation shall be based on, among other things, the severity of the infraction, whether it is a first or repeat offense, and whether it is part of a pattern of disregard for the letter and intent of this Code. Upon recommendation of the CCO, the supervisor may impose such sanctions for violation of this Code as it deems appropriate, including, but not limited to:

•	letter of censure;
•	suspension or termination of the employment;
•	reversal of a securities trade at the violator’s expense and risk, including disgorgement of any profit; and
•	referral to law enforcement or regulatory authorities in serious cases.

EXHIBIT A

CERTIFICATION OF MEMBERS OF CLARKSTON CAPITAL PARTNERS

I, ________________________, do hereby and certify and affirm that:

(1)	I am a Member of Clarkston Capital Partners (“CCP”) and I am not a director, officer, general partner or employee of CCP or otherwise subject to the Code for any reason other than as a Member of CCP.

(2)	During the immediate prior calendar year:

a.	I have not had access to nonpublic information regarding the purchase or sale of securities by or on behalf of any client of CCP, or nonpublic information regarding holdings of a mutual fund advised by CCP;
b.	I have not been involved in making securities recommendations to clients any client of CCP;
c.	I have not had access to any nonpublic information regarding the securities recommendations made to any client of CCP;
d.	I have not made, participated in, or obtained information about, the purchase or sale of a Covered Security or related recommendations for any client of CCP;
e.	My regular functions and duties as a Member of CCP have not related to such recommendations, purchases or sales; and
f.	I am aware of and have complied with all provisions of the Code that are relevant to me and with any policies and procedures of CCP and its designated affiliates relevant to the control of sensitive information about client accounts or recommendations to which I may be subject. I further agree to continue to comply with all such policies and procedures, as they may be amended from time to time.

(3)	If any of the representations set forth above ceases to be true, I will inform the CCO, or his or her designee, promptly and, unless otherwise notified by the CCO, I will thereafter comply with relevant Code requirements applicable to Access Persons.

(4)	I recognize that I am providing this certification in order to allow me to qualify for the exception as provided in the Applicability section of this Code. I have read, understand and agree to abide by the Code.

Date: ____________________                                                                                                  Signature _______________________________

REV.04.29.2013